Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

BURR NORTHROP, an individual

AND

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
a  Florida corporation

DATED

July 11, 2007

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of 11th day of July, 2007 by and between BURR NORTHROP, an individual, (“PURCHASER”), and ENTECH ENVIRONMENTAL TECHNOLOGIES, INC. a Florida corporation and (“ENTECH” or “SELLER” and together with PURCHASER collectively “the Parties”).

PRELIMINARY STATEMENT:

  WHEREAS, PURCHASER desires to acquire certain of the assets of SELLER, including but not limited to all of the outstanding shares of stock of H.B. COVEY, INC., a California corporation and a wholly owned subsidiary of SELLER (“HBC”), and assume all the liabilities of HBC from SELLER and SELLER desires to sell certain of its assets, including but not limited to all of the outstanding shares of stock of HBC and transfer all the liabilities to PURCHASER; and

  WHEREAS, SELLER is engaged in the business of installation and maintenance of fueling systems (the “construction and maintenance business”);

  WHEREAS, HBC is a fueling station diagnostic and maintenance company with petroleum construction experience in building and maintaining service stations.  HBC has recently expanded to also provide installation of major household appliances for major retailers.  All of SELLER’s current operations are conducted through HBC (collectively the “Business”);

       WHEREAS, the parties intend to memorialize the purchase and sale of certain of  the assets of SELLER to PURCHASER and PURCHASER’S assumption of all the  liabilities of HBC upon the terms and subject to the conditions set forth herein; and

      NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ASSET Purchase Agreement

ARTICLE I

SALE AND PURCHASE OF ASSETS
AND PURCHASE PRICE

SECTION 1.1  Sale of ASSETS.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, the Closing on the Closing Date (as those terms are outlined in Section 2.1 hereof), SELLER agrees to sell, assign, transfer, convey and deliver to the PURCHASER, and PURCHASER agrees to purchase and acquire certain assets, including but not limited to all of the outstanding shares of capital stock of HBC, all as listed on Attachment A and incorporated herein (the “HBC ASSETS”) and HBC and/or SELLER, as applicable, shall assign all of its rights under and PURCHASER shall assume certain debts, liabilities or obligations of HBC and/or SELLER as listed and only as listed on Attachment B, including, but not limited to the obligations of SELLER with respect to leases of real and personal property used in the SELLER’s operation of the Business, and incorporated herein (the obligations assumed by the PURCHASER is referred to herein as the “LIABILITIES”)   The HBC ASSETS listed on Attachment A shall be sold, assigned, transferred, conveyed and delivered to PURCHASER subject only to those lien(s) and/or attachments contemplated hereby.

SECTION 1.2  Purchase Price.  The purchase price (the “Purchase Price”) to be paid by the PURCHASER for HBC ASSETS is

1.	consideration representing One Hundred Thousand Dollars ( USD $100,000); and
2.	PURCHASER’S assumption of the LIABILITIES; and
3.
Cancellation of 1,500,000 shares of ENTECH held by PURCHASER and cancellation of half of any additional shares held by PURCHASER required to be transferred to Bret Covey as a settlement for pending litigation unless transferred directly from PURCHASER to Bret Covey.

ASSET Purchase Agreement

ARTICLE II

CLOSING DATE AND DELIVERIES AT CLOSING

SECTION 2.1     Closing Date The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held at the offices of PURCHASER at 1:00 P.M. EST, on May 25, 2007, or on such other date and at such other place as may be mutually agreed upon by the parties, including closing by facsimile with originals to follow.  The date of the Closing is sometimes referred to herein as the “Closing Date.” If payment pursuant to Section 1.2 or delivery of HBC ASSETS pursuant to Section 2.2 is not made, then this Agreement will terminate subject to terms and conditions in Section 7.1 hereof.

SECTION 2.2     Deliveries by SELLER AND HBC.  In addition to and without limiting any other provision of this Agreement, SELLER AND HBC agrees to deliver, or cause to be delivered, to PURCHASER, at or prior to Closing, the following:

(a)
an executed Assignment and Assumption Agreement of  for HBC ASSETS referenced in Section 1.1 and listed on Attachment A and Assignment and Assumption Agreements for all LIABILITIES referenced in Section 1.1 and listed on Attachment B ( the “ASSIGNMENT AND ASSUMPTION AGREEMENTS”);

(b)	one or more certificates representing all of the outstanding capital stock of HBC; PURCHASER acknowledges that PURCHASER is in possession of such capital stock;

(c)
a written consent, in the form attached hereto as Attachment B and made a part hereof, to the purchase and sale contemplated herein, duly executed by Andrew Worden, for Barron Partners, LP, which includes a full and unconditional release of any and all warrants or rights in connection with the stock of H.B. Covey, Inc., together with a UCC-3 Termination Agreement, duly executed by Andrew Worden for Barron Partners, LP, releasing any and all security interests in the stock of H.B. Covey, Inc.;

(d)	such other documents or certificates as shall be reasonably requested by the PURCHASER or its counsel.

ASSET Purchase Agreement

SECTION 2.3     Deliveries by PURCHASER.   In addition to and without limiting any other provision of this Agreement, the PURCHASER agrees to deliver, or cause to be delivered to SELLER AND HBC, at or prior to Closing, the following:

(a)	One Hundred Thousand Dollars ($100,000) required to be delivered on or before May 25, 2007; and
(b)	an executed ASSIGNMENT AND ASSUMPTION AGREEMENT; and
(c)
cancellation of 1,500,000 shares of ENTECH held by PURCHASER and cancellation of half of any additional shares held by PURCHASER required to be transferred to Bret Covey as a settlement for pending litigation; and

(d)	confirmation satisfactory to ENTECH that that ENTECH is or will be released from all HBC (and any designated ENTECH) obligations and liabilities; and
(e)	confirmation satisfactory to ENTECH issues arising between Corona Services Park and SELLER AND HBC are resolved, (as evidenced by an executed Settlement Agreement attached hereto); and
(f)	PURCHASER shall submit his resignation as a Director of SELLER; and
(g)	PURCHASER shall transfer control of all SELLER bank accounts to SELLER or the designee of Terence Leong (for the benefit of the SELLER); and
(h)	such other documents or certificates as shall be reasonably requested by SELLER AND/OR HBC or its counsel.

SECTION 2.4    Further Assurances.  SELLER and the PURCHASER, shall, upon request, on or after the Closing Date, cooperate with each other by executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to implement and/or fully effectuate the transactions contemplated by this Agreement.  PURCHASER agrees and acknowledges that the PURCHASER shall remain as CEO and CFO of SELLER until the earlier of (i) a replacement executive is appointed or (ii) six months from the date herein.

SECTION 2.5    Confidential Treatment of Information.  The parties hereto and their representatives shall hold in confidence all data and information obtained with respect to the other parties or their business, and shall not use such data or information or disclose the same to others, except such data or information as is already known to such party or is published or is a matter of public record, or as otherwise required by Law or as may be disclosed with the written consent of the other party.   In the event this Agreement is terminated, each party shall upon request promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained, reflecting or derived from information provided by them in connection with this Agreement.  Furthermore, the parties hereto shall not use such information and data for any competitive or commercial purposes.

SECTION 2.6    Consents and Approvals by Third Parties.  PURCHASER shall use its best efforts to obtain as soon as practicable all consents and approvals of any third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 2.7    Publicity and Reports.  Except as required by applicable Law PURCHASER shall consult with SELLER before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall provide the other with draft copies of any proposed press releases and a reasonable opportunity to comment thereon, and shall not issue any such press release or make any such public statement before such consultation and opportunity to comment, except as required by applicable Law.

ASSET Purchase Agreement

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND HBC

SELLER represents and warrants to PURCHASER, except as set forth in the attachments hereto, as provided by SELLER to the PURCHASER on/or before the date hereof or previously disclosed by or on behalf of SELLER, or any of their affiliates or associates to PURCHASER, its agents, officers, directors or representative (collectively the “Disclosure Schedule”), as follows:

SECTION 3.1     Organization and Qualification.  SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Business Material Adverse effect their subsidiaries.  HBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Business Material Adverse effect their subsidiaries

SECTION 3.2    Articles of Incorporation and By-Laws.  The complete and correct copies of SELLER AND HBC’s Articles of Incorporation and By-Laws, as amended or restated to date, provided to PURCHASER are a complete and correct copy of such document as in effect on the date hereof and as of the Closing Date.

  3.2.1            Authority.  SELLER has all requisite corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by SELLER and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of SELLER is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by SELLER and constitutes the legal, valid and binding obligation of SELLER enforceable against SELLER in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity. SELLER holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of the Assets (the “Licenses”) and SELLER shall assign the Licenses, which are assignable to the PURCHASER without the consent and/or approval of any third party, upon consummation of the transactions contemplated by this Agreement, except where the failure to hold any of such License would have any effect or series of effects that is, individually or in the aggregate, material and adverse to the operation of the Business as conducted by the SELLER on the date of this Agreement (each a “Business Material Adverse Effect”).

     SECTION 3.3     No Conflict; Required Filings and Consents.The execution and delivery of this Agreement by SELLER does not, and the performance by SELLER of its obligations hereunder will not:  (i) conflict with or violate the Articles of Incorporation or By-Laws of SELLER AND HBC; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to SELLER AND HBC the breach of which would have an effect or series of effects that is, individually or in the aggregate, material and adverse to the consummation of the transactions contemplated by this Agreement (each a “Closing Material Adverse Effect”); or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result  in the creation of a lien or encumbrance on any of the properties or assets of SELLER AND HBC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SELLER AND HBC is a party or by SELLER AND HBC or any of its properties or assets is bound that would have a Closing Material Adverse Effect.  Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Business Material Adverse Effect or a Closing Material Adverse Effect.

ASSET Purchase Agreement

SECTION 3.4     SEC Reports. Since January 1, 2006, Entech has filed all reports and other documents required to be filed by Entech with the Securities and Exchange Commission (the “Commission”) under the Exchange Act.

SECTION 3.5     Compliance with Applicable Laws.  SELLER AND  HBC is not in violation of, or, to the knowledge of SELLER AND HBC is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Closing Material Adverse Effect.

SECTION 3.8    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SELLER AND HBC.

SECTION 3.9    Litigation. Except as set forth in the Disclosure Schedule 3.9 hereto, there is no suit, action, proceeding (in bankruptcy or otherwise), claim or investigation pending or to the knowledge of SELLER AND/OR HBC threatened against, or affecting, the SELLER AND/OR HBC that would have a Closing Material Adverse Effect and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in Schedule 3.9 individually or in the aggregate, if resulting in a judgment, would have a Closing Material Adverse Effect and/or a Business Material Adverse Effect on the ASSETS or the business of SELLER AND HBC or the right of SELLER AND HBC to consummate the transactions contemplated hereby.

SECTION 3.10    Ownership of Assets. SELLER AND/OR HBC has good and marketable title to all of the ASSETS, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances the existence of which would have a Business Material Adverse Effect. All of the ENTECH ASSETS which are tangible are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. SELLER AND HBC has not received any notice of violation of any applicable zoning regulation, ordinance or law, or other law, regulation or requirement relating to the Vehicle Manufacturing Business, and there is no such violation or grounds thereof which could have a Closing Material Adverse Effect and/or Business Material Adverse Effect. Except pursuant to this Agreement, Except as set forth in the Disclosure Schedule, SELLER AND/OR HBC is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the ENTECH ASSETS or any other portion of the business of SELLER AND HBC.

SECTION 3.11    Full Disclosure.  No representation or warranty made by SELLER in this Agreement and no certificate or document furnished or to be furnished to the PURCHASER pursuant to this Agreement taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

ANY FACT, INFORMATION, CIRCUMSTANCE OR DISCLOSURE CONTAINED IN THE DISCLOSURE SCHEDULE SHALL BE DEEMED TO HAVE BEEN DISCLOSED FOR ALL PURPOSES OF THIS AGREEMENT AND THE CATALOGING, ORGANIZATION OR REFERENCE OF ANY SUCH FACT, INFORMATION, CIRCUMSTANCE OR DISCLOSURE TO A GIVEN SECTION OF THIS AGREEMENT SHALL NOT LIMIT THE EXTENT OF THAT DISCLOSURE TO THE REPRESENTATIONS, WARRANTIES OR PROVISIONS OF THE REFERENCED SECTION OR OTHERWISE.

ASSET Purchase Agreement

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The PURCHASER represents and warrants to SELLER as follows:

SECTION 4.1    Organization and Qualification.  The PURCHASER is an individual with the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.2    Authority.  This Agreement has been duly executed and delivered by the PURCHASER and constitutes the legal, valid and binding obligation of PURCHASER enforceable against the PURCHASER in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

SECTION 4.3    Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PURCAHSER.

SECTION 4.4    Full Disclosure.  No representation or warranty made by PURCHASER in this Agreement and no certificate or document furnished or to be furnished to the SELLER pursuant to this Agreement taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

SECTION 4.5    Legal Responsibilities.  PURCHASER agrees and acknowledges that PURCHASER is a director and CEO of SELLER.  PURCHASER agrees and acknowledges that all representations and warranties of SELLER are the responsibility of PURCHASER.  PURCHASER has received SELLER Board of Director approval for this transaction and acknowledges that it was negotiated in good faith and the ASSETS are being sold for fair value.

SECTION 4.5    No Disparagement. PURCHASER agrees and acknowledges that all times PURCHASER shall not make any disparaging remarks regarding SELLER, its affiliates, officers, directors employees, agents or representative in any communications meant for public release or dissemination or in any subsequent communications and correspondence whatsoever.

ASSET Purchase Agreement

ARTICLE V

CONDITIONS PRECEDENT TO SELLER AND HBC’S OBLIGATIONS

The obligation of SELLER to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

SECTION 5.1    No Termination.  This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 5.2    LIABILITIES Assumption.  The PURCHASER shall have received all approvals necessary in order to assume the LIABILITIES.

SECTION 5.3    Compliance.  The PURCHASER shall have complied with all of its obligations under this Agreement.

SECTION 5.3    Representations True and Correct.  The representations and warranties of PURCHASER contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 5.4    Compliance with Covenants. PURCHASER shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 5.5    No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VI

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligation of the PURCHASER to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

SECTION 6.1    No Termination.  This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 6.2    Representations True and Correct.  The representations and warranties of SELLER AND HBC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 6.3    Compliance with Covenants. SELLER AND HBC shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

        SECTION 6.4   No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

SECTION 6.5    Worden Consent and Release.  Andrew Worden, representing Barron Partners, LP,  shall have duly executed and delivered to Purchaser the consent and release attached hereto as Attachment B.

ASSET Purchase Agreement

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual written consent of PURCHASER, on the one hand, and SELLER, on the other hand; or

(b)            by PURCHASER upon a material breach of any representation, warranty, covenant or agreement on the part of SELLER AND HBC set forth in this Agreement, or if any representation or warranty of SELLER AND HBC respectively, shall have become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a “Terminating Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

(c)            by the PURCHASER, if there shall be any court order which has become final and non-appealable that in the sole opinion of the PURCHASER has a Material Adverse Effect on the ENTECH ASSETS, or in the event that the consent and release of Andrew Worden, Barron Partners, LP, is not duly executed and delivered to Purchaser.

(d)           by SELLER upon a material breach of any representation, warranty, covenant or agreement on the part of PURCHASER set forth in this Agreement, or if any representation or warranty of PURCHASER respectively, shall have become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a “Terminating Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

(e)            by the SELLER, if there shall be any court order which has become final and non-appealable that in the sole opinion of the SELLER AND HBC has a Closing Material Adverse Effect.

(f)            By SELLER OR PURCHASER, at any time after July 31, 2007 if the Closing shall not have occurred on or before that date; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure, or whose Affiliate’s failure, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

SECTION 7.2    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 hereof, each party hereto shall pay its own legal and other expenses.

SECTION 7.3            Amendment.  This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

SECTION 7.4            Waiver.  At any time prior to the Closing Date, either the PURCHASER or SELLER, as appropriate, may:  (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it; or (c) waive compliance with any of the agreements or conditions contained herein for its benefit.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such a waiver.

ASSET Purchase Agreement

ARTICLE VIII

POST CLOSING COVENANTS

8.1.1	SELLER agrees to reconcile with all auditors for verification of any and all confirmations.

8.1.2	The representations and warranties of the SELLER AND HBC hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date for eighteen months.

                SECTION 8.2        Post-Closing Covenants of the PURCHASER.

8.2.1
PURCHASER agrees to remain as executive and director of ENTECH without compensation until a new management board is in place and to facilitate settlements with any and all outstanding creditors and service providers of SELLER and HBC, as necessary.

8.2.2
PURCHASER agrees to assist in maintaining ENTECH’s timely filing and  reporting until such time as a new company is merged into ENTECH or nine months from the filing of ENTECH’s 12/31/06 10Q, whichever comes first.  PURCHASER agrees to use its best efforts to ensure all filing deadlines are met and agrees to penalties for any delays that occur as a result of events that were in PURCHASER’s control.

8.2.2.1	PURCHASER agrees to the following penalties for any subsequent filing lapses:

8.2.2.1.1	Any subsequent filing lapse (defined as missing any properly extended deadline and/or having “E” appended to trading symbol) shall be penalized by:
8.2.2.1.2	350,000 shares for a first violation
8.2.2.1.3	500,000 shares for subsequent violation and increasing by 150,000 shares with each violation thereafter

8.2.3	PURCHASER agrees to maintain all necessary records and relationships of ENTECH to facilitate the transition into new management and shall see to the proper conveyance of same to new management

8.2.4	The representations and warranties of the PURCHASER hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date for eighteen months.

ASSET Purchase Agreement

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1    Transaction Costs.  Each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

SECTION 9.2    Indemnification.  PURCHASER agrees to defend and hold the SELLER AND HBC and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the PURCHASER to disclose or to perform with respect to any of its representations, warranties or covenants contained in Section IV of this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.3    Indemnification.  The SELLER agrees to defend and hold  PURCHASER harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the SELLER to perform with respect to any of its representations, warranties or covenants contained Section III of this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.4    Limitations.  Except as otherwise set forth below, no party shall have any obligation under the indemnification provisions set forth herein (i) with respect to a breach of the representations and warranties contained herein, as applicable, unless notice of a claim for indemnity in respect of any such matter has been given to such party on or before the date which is eighteen (18) months after the Closing and (ii) until the aggregate of all Liabilities payable by any party exceeds $25,000.  Provided, however that the foregoing limitations of this Section 9.4 shall not limit in any respect a party’s right to indemnification in connection with any action based upon intentional or fraudulent actions of the party owing indemnification.

SECTION 9.5    Procedure.  A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”. An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement promptly (and in any event within ten (10) business days) upon the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party of any liability or loss which might give rise to a claim for indemnity; provided, however, that any failure to give such notice on a timely basis will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.  As to any claim, action, suit or proceeding by a third party, the Indemnifying Party may assume the defense of such matter, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses relating thereto.  The Indemnifying Party shall give written notice to each Indemnified Party of its assumption of the defense of any action, suit or proceeding within fifteen (15) days of receipt of notice from the Indemnified Party with respect to such matter.  The Indemnified Party shall have the right to employ its or their own counsel in any such matter, but the fees and expenses of such counsel shall be the responsibility of such Indemnified Party unless (i) the Indemnifying Party shall not have reasonably promptly employed counsel reasonably satisfactory to such Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that the conduct of such proceedings by the Indemnifying Party and counsel of its choosing will prejudice the rights of the Indemnified Party.  The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.  The Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving consideration or relief other than the payment of money.  After settlement and payment thereof, the Indemnifying Party shall have no right to dispute or object to the amount of the settlement or a claim for indemnification based thereon.

With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of:  (i) the entry of a non-appealable judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of a judgment or appellate decision against the Indemnified Party; (iii) a settlement of the claim; or (iv) with respect to indemnities for liabilities relating to Taxes, upon the issuance of any resolution by a Taxation authority.  Notwithstanding the foregoing, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party.  With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

ASSET Purchase Agreement

SECTION 9.6    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission with independent confirmation of receipt followed by confirmation of notice by registered or certified mail or overnight courier service; (iii) on the date delivered by an overnight courier service; or (iv) on the fifth business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the address set forth herein of such other addresses provided by each party to the other parties in accordance with the terms or provisions hereof.

SECTION 9.7    Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.8    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.9    Entire Agreement.  This Agreement (together with the Schedules, Exhibit, certificates and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.10    Binding Effect.  All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

SECTION 9.11         Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.  The parties acknowledge each contributed and is equally responsible for its preparation.

SECTION 9.12          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to applicable principles of conflicts of law.

SECTION 9.13         Preparation and Filing of Tax Returns and Securities and Exchange Commission filings.PURCHASER shall reasonably assist and cooperate with the SELLER AND/OR HBC in the preparation of all the federal, state and local tax returns of SELLER AND HBC and all filings with the Securities and Exchange Commission, when and if appropriate, after the Closing Date due relating to periods prior to the Closing Date.

SECTION 9.14          Further Assurances, Cooperation.  Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary to consummate the transactions contemplated by this agreement.

SECTION 9.15          Assignment  This Agreement shall not be assigned by operation of law or otherwise; except that PURCHASER may assign this Agreement to a related or successor entity, but any such assignment shall not waive and/or discharge the PURCHASER of its obligations hereunder and the PURCHASER shall be liable therefor as if it had not assigned the same.

SECTION  9.16         Third Parties Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

        SECTION 9.17         Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.18        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement and such execution shall be conclusively evidenced by a facsimile transmitted copy or electronic mail  transmitted copy  of the execution page hereof.

[SIGNATURES ON FOLLOWING PAGE]

ASSET Purchase Agreement

IN WITNESS WHEREOF, the PURCHASER and SELLER AND HBC have executed this Memorandum as of the date first above shown.

SELLER	PURCHASER:

ENTECH ENVIROMENTAL TECHNOLOGIES, INC. a Florida corporation	BURR NORTHROP

s/s Burr Northrop By: /s/ Burr Northrop Title: President	/s/ Burr Northrop

ASSET Purchase Agreement

ATTACHMENT A

ASSETS

1.           All of the capital stock outstanding of H.B. Covey, Inc.

ASSET Purchase Agreement

ATTACHMENT A

LIABILITIES ASSUMED BY PURCHASER

1.           All of the liabilities of H.B. Covey, Inc., known and not known, arising prior to the Closing.

ASSET Purchase Agreement

ATTACHMENT C

CONSENT AND RELEASE

FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby conclusively acknowledged:

The undersigned,  BARRON PARTNERS, LP, does hereby consent to the sale by ENTECH ENVIRONMENTAL TECHNOLOGIES, INC., a Nevada corporation, to BURR NORTHROP of all of the outstanding shares of stock of H.B. COVEY, INC., a California corporation (“HBC”), free and clear of any and all liens, encumbrances, warrants, rights and any and all other interests which the undersigned may have against, to, or in connection with the stock of HBC (the “Interests”).

Further, the undersigned does hereby release and relinquish the Interests, and all of them, and will, concurrently with the execution of this Consent and Release, duly execute and deliver to BURR NORTHROP a UCC-3 Termination Statement duly terminating the Interests, and all of them.

BARRON PARTNERS, LP

/s/ Andrew Worden
             ANDREW WORDEN

ASSET Purchase Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This AGREEMENT is made this 11th day of July, 2007, by and among H.B. Covey, Inc. a California Corporation (“HBC”) and ENTECH ENVIRONMENTAL TECHNOLOGIES, INC. a Florida corporation (collectively, with HBC, the "Assignor") and BURR NORTHROP, an individual ("Assignee") (collectively, Assignor and Assignee, the “Parties”).

WITNESSETH:

WHEREAS, the Assignor purchased certain assets and all liabilities as listed on Attachment A and Attachment B (as attached to the Asset Purchase Agreement of the date herein between the Parties, attached hereto) (collectively, the “Assets”); and

WHEREAS, the Assignor wishes to transfer its rights in the Assets to the Assignee;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Assignment of Assets and Liabilities. Subject to the terms and conditions set forth herein, Assignor hereby assigns and transfers to Assignee, and Assignee agrees to purchase and assume from Assignor, all of the Assets.

2.	Assignee Bound. Assignee hereby accepts the foregoing assignment and transfer and promises to be bound by and upon all the covenants, agreements, terms and conditions set forth herein.

3.
Benefit and Assignments.  This Agreement shall be binding upon and inure to the      benefit of the parties hereto and their respective successors and assigns; provided that no party shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

4.
Good Title.  Assignee warrants and represents that he/she has good title to said Assets, full authority to sell and transfer same and that said Assets are being sold free and clear of all liens, encumbrances, liabilities and adverse claims, of every nature and description. Assignee further warrants that it shall fully defend, protect, indemnify and save harmless the Assignor and its lawful successors and assigns from any and all adverse claim, that may be made by any party against said Assets.

5.
Waiver.  Any party hereto shall have the right to waive compliance by the other of any term, condition or covenant contained herein.  Such waiver shall not constitute a waiver of any subsequent failure to comply with the same or any different term, condition or covenant.

6.	Applicable Law. California, other than choice of law, shall govern the validity, construction, interpretation and effect of this Agreement.

ASSET Purchase Agreement

7.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

8.
Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.
Entire Agreement.  This Agreement contains the entire understanding between the parties, no other representations, warranties or covenants having induced either party to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof.  This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

10.
Joint Drafting.  The parties agree that this Agreement hereto shall be deemed to have been drafted jointly by all parties hereto, and no construction shall be made other than with the presumption of such joint drafting.

11.
Counterparts.  This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.  In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment and Assumption to be executed as of the day and year first above written.

ASSIGNOR	ASSIGNEE:

ENTECH ENVIROMENTAL TECHNOLOGIES, INC. a Florida corporation	BURR NORTHROP

s/s Burr Northrop By: /s/ Burr Northrop Title: President	/s/ Burr Northrop

H.B. COVEY, INC. a California corporation

s/s Burr Northrop By: /s/ Burr Northrop Title: President

ASSET Purchase Agreement